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                                                                   EXHIBIT 10.3




                       TECHNICAL INFORMATION, TRADEMARK
                         AND PATENT LICENSE AGREEMENT


     Technical Information, Trademark and Patent License Agreement dated March 27, 1995 ("Effective Date") by and between Engelhard/ICC, a partnership organized and existing under the laws of the Commonwealth of Pennsylvania, United States of America, (hereinafter referred to as "E/ICC") and Chung-Hsin Electric & Machinery Manufacturing Corporation, a corporation organized and existing under the laws of the Republic of China (hereinafter referred to as "CHEM").

                                  WITNESSETH:

     WHEREAS, E/ICC owns certain patents, and technical information and know-how associated with the design, manufacture and application of the System (defined below);

     WHEREAS, CHEM desires to obtain licenses under such patents and technical information and know-how of E/ICC to manufacture and market the System and to design, manufacture and market the CHEM System (defined below) in the Republic of China and other areas as provided in this Agreement under license from E/ICC, and with technological assistance extended by E/ICC; and

     WHEREAS, E/ICC is willing to license such patents and technical information and know-how and provide such technical assistance, all in accordance with the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

                            Article 1. Definitions

     1.1 As used in this Agreement, the following terms shall have the meanings as set forth herein:

          (a) "E/ICC's System Patents" shall mean System related patents now in the possession of E/ICC or those acquired during the term of this Agreement which rely on E/ICC's System Technical Information and Know-How. E/ICC's System Patents now in existence are listed in Schedule "A" attached hereto.

          (b) "E/ICC's System Technical Information and Know-How" shall mean System related technology developed by and belonging to E/ICC or such technology that may be developed during the term of this Agreement. The contents of E/ICC's System Technical Information and Know-How which is now in existence as of the Effective
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Date shall be set forth separately by E/ICC in Schedule "B" attached hereto.

          (c) "Sales Price" shall mean ninety-two percent (92%) of CHEM's gross invoice price for Systems produced under this Agreement.

          (d) "Supply Agreement" shall mean the Agreement dated March 27, 1995 between the parties hereto which relates to the purchase by CHEM of certain products from E/ICC, as the same may be amended from time to time pursuant to the terms thereof.

          (e) "Rotor Products" shall mean any and all rotors or cassettes which include a desiccant or drying material or agent or that is capable of use for heat exchange or any other purpose that is used or to be used in any heating/air-conditioning/treatment system.

          (f) "Ancillary Products" shall mean additional ancillary components, full systems or sub-systems that may also be purchased at the request of CHEM.

          (g) "E/ICC's Sales Price" shall mean ninety-two percent (92%) of E/ICC's gross invoice price for Systems or CHEM Systems produced under this Agreement;

          (h) "System" shall mean a desiccant air-conditioning product designed and developed solely by E/ICC which may include a Window Product (defined below) which incorporates E/ICC components, including Rotor Products and Ancillary Products and technology or know-how for which E/ICC is free to grant licenses without accounting to any third party.

          (i) "Window Products" shall mean air-conditioning, dehumidification, heat exchange or air treatment products which incorporate Rotor Products that can be installed in a window size opening or are of a size rating of three (3) refrigerated tons (U.S.) or smaller.

          (j) "CHEM Systems" shall mean any product which utilizes E/ICC's System Patents and E/ICC's System Technical Information and Know-How or which contains Rotor Products which is first designed and developed solely by CHEM, which may include a Window Product.

          (k) "Territory shall mean all of the countries of the world except for Israel, Turkey, Greece, Egypt and Cyprus.























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                Article 2.  Disclosure and Technical Assistance

     2.1 Subject to the provisions of Paragraph 4.1, E/ICC agrees that on the Effective Date or as soon thereafter as is reasonable under the circumstances, E/ICC shall disclose to CHEM E/ICC's System Technical Information and Know-How and E/ICC's System Patents in existence on the Effective Date.

     2.2 From time to time during the term of this Agreement, E/ICC and CHEM shall have a regular exchange of experience and information and E/ICC shall disclose to CHEM E/ICC's System Technical Information and Know-How and E/ICC's System Patents owned, developed or acquired by E/ICC after the Effective Date.

     2.3 E/ICC shall make available to CHEM technically qualified trained employee(s) familiar with E/ICC's System Technical Information and Know-How whose purpose and obligation shall be to advise CHEM's personnel in the design, manufacture, application, use and sale of Systems which employ E/ICC's System Technical Information and Know-How. For the first year following the Effective Date, E/ICC will provide up to one thousand (1000) hours of technically qualified trained employee(s), and for the second year following the Effective Date, up to five hundred (500) hours of technically qualified trained employee(s), to make available to CHEM at mutually agreeable times and places, which may include the Republic of China when requested in writing by CHEM, and will also include Philadelphia, Pennsylvania, U.S.A. and by phone conference and video conference with CHEM, when available. Payment for salaries and expenses for E/ICC technically trained employees up to the above hourly limits, will be borne by E/ICC. In the event that CHEM personnel visit the U.S., all salaries and expenses for CHEM personnel will be borne by CHEM. In each case, the hosting party will assist the visiting party in making economical travel arrangements.

     2.4 Any information which E/ICC shall disclose to CHEM shall be in English.

                             Article 3.  Licenses

     3.1 (a) Subject to the provisions of Article 4, E/ICC hereby grants and agrees to grant to CHEM:

               (i) an exclusive [as limited in paragraph 3.1(b)], non-transferable license without the right to sublicense under E/ICC's System Patents and E/ICC's System Technical Information and Know-How to manufacture and sell Systems and to design, manufacture and sell CHEM Systems in the Republic of China;





















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               (ii) a non-exclusive, non-transferable license without the right to sublicense under E/ICC's System Patents and E/ICC's System Technical Information and Know-How to manufacture and sell Systems and to design, manufacture and sell CHEM Systems in the People's Republic of China.

          (b) CHEM's initial period of exclusivity under Paragraph 3.1(a)(i) is for three (3) years commencing with the Effective Date. For the first three
(3) years, the parties agree to establish a yearly business process to review actual performance against performance guidelines shown in Schedule "C." The parties will work together in this process to make recommendations for both manufacturing, marketing and pricing to ensure the performance of the desiccant business. At the end of year three (3), E/ICC and CHEM will meet and mutually determine firm performance targets for years four (4) and five (5). After year four (4), if CHEM has not achieved the firm performance targets, except as caused by force majeure, E/ICC shall have the right to convert CHEM's license from exclusive to non-exclusive based on the running royalty described in Article 4.

          (c) It is understood that the license-granted or to be granted pursuant to Paragraphs 3.1(a) will not include or imply: (1) any license to manufacture Systems outside of Republic of China or The People's Republic of China; or (2) any authorization on the part of E/ICC for CHEM to communicate, use, transfer or deliver any of E/ICC's System Technical Information and Know-How outside of Republic of China or The People's Republic of China except as provided in Article 10.

          (d) Within the Territory, except for the Republic of China and the People's Republic of China, E/ICC has the right to establish exclusive distribution arrangements with other parties. If CHEM identifies a business opportunity in the Territory outside the Republic of China and the People's Republic of China, E/ICC will work together with CHEM to seek a business arrangement to take advantage of the business opportunity, including negotiating with third parties. In addition, as part of the business review process established in Paragraph 3.1(b), CHEM shall have the right to nominate countries within the Territory for non-exclusive distribution by CHEM, (so long as exclusive arrangements have not been previously established by E/ICC).

                           Article 4.  Compensation

     4.1 Subject to: (i) obtaining the approval of CHEM's Board of Directors which CHEM agrees to request at the first Board of Director's meeting which follows the Effective Date, (ii) the performance bond in Schedule "D" of Two Hundred Fifty Thousand




















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Dollars (U.S. $250,000.00), and (iii) the Testing Specification in Schedule
"E"; CHEM agrees to pay to E/ICC the sum of Five Hundred Thousand Dollars (U.S. $500,000.00) within twenty (20) days of the Effective Date. Such fee shall be non-refundable and not applicable to any future royalty payments.

     4.2 In consideration of the licenses granted by E/ICC to CHEM pursuant to Paragraph 3.1(a) hereof, CHEM agrees to pay to E/ICC a running royalty of two and one-half percent (2.5%) of CHEM's Sales Price, for all Systems which are manufactured and sold by CHEM. CHEM shall not pay any running royalty for Systems which are produced by CHEM at the written request of E/ICC which are for delivery to E/ICC or to a customer of E/ICC.

     4.3 CHEM agrees to pay to E/ICC a running royalty of five percent (5%) of the Rotor Products Base price (as defined in the Supply Agreement) listed in Schedule "C" of the Supply Agreement for all desiccant and thermal cassette rotors that are utilized in CHEM Systems which are sold by CHEM. CHEM shall not pay any running royalty for CHEM Systems which are produced by CHEM at the written request of E/ICC which are for delivery to E/ICC or to a customer of E/ICC.

     4.4 E/ICC agrees to purchase and CHEM agrees to fabricate and sell Systems and CHEM Systems as an original equipment supplier to E/ICC, on a non-exclusive basis, as defined herein before. E/ICC agrees to work cooperatively with CHEM to expand the manufacturing and sales opportunities in the marketplace, based on CHEM's product competitiveness and market demand. In the Southeast Asian countries, where practical, E/ICC agrees to present CHEM with the opportunity to supply manufactured product for itself and E/ICC will also request that its distributor(s) or agent(s), (exclusive or non-exclusive) give CHEM the opportunity to supply manufactured product, based on CHEM's product competitiveness including cost, quality, reliability and other factors. As part of the yearly business review process established in Paragraph 3.1(b), E/ICC will meet on a yearly basis with CHEM to review the business performance. The parties agree to establish mutually the initial OEM price, quantity, warranty, and other terms as required when the first such System or CHEM System is completed. CHEM shall not pay any running royalty for Systems or CHEM Systems which are produced by CHEM at the written request of E/ICC which are for delivery to E/ICC or to a customer of E/ICC.

     E/ICC will purchase systems on an FOB Keelung port basis based on a Letter of Credit from E/ICC with payment terms within thirty (30) days of invoice.























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                    Article 5.  Improvements in Technology

     5.1 CHEM shall promptly disclose to E/ICC any improvements and/or developments relating to Systems (e.g., fan, control system, housing etc.) developed by it during the term of this Agreement, together with the patents, patent applications and technical information and know-how of CHEM relating thereto, and shall grant and hereby agrees to grant to E/ICC a non-exclusive royalty-free, non-transferable worldwide license outside of the Republic of China and the People's Republic of China to make, have made, use and sell such improvements and/or developments under its patents patent applications and technical information and know-how. E/ICC shall have the right to convert its non-exclusive license to an exclusive license; the royalty rate for the exclusive license shall be five percent (5%) of E/ICC's Sales Price of each such improved System sold by E/ICC.

     5.2 In the event that CHEM develops a CHEM System, CHEM shall grant and hereby agrees to grant to E/ICC a non-exclusive, non-transferable, worldwide license under its patents, patent applications, technical information and know-how for use outside of the Republic of China and the People's Republic of China to make, have made, use and sell such CHEM System. For said license, E/ICC agrees to pay to CHEM a royalty of five percent (5%) of E/ICC's Sales Price for each such CHEM System sold by E/ICC.

                  Article 6.  Manufacture and Quality Control

     6.1  CHEM shall with reasonable assistance from E/ICC:

          (a) obtain all necessary manufacturing and product licenses as well as any other governmental permissions and registrations necessary for the design, manufacture, packaging, sale and distribution of Systems;

          (b) manufacture the Systems strictly in accordance with E/ICC's specifications and directions;

          (c) follow such quality control procedures as E/ICC shall from time to time specify to assure that the Systems sold by CHEM under E/ICC's trademarks and trade names meet E/ICC's quality standards and customer specifications;

          (d) ship to E/ICC at E/ICC's expense, if available if requested by E/ICC a representative System produced by CHEM for test and approval of quality by E/ICC; and

          (e) permit the duly authorized representatives of E/ICC to inspect during normal working hours each of CHEM's plants, the process of manufacture and packaging of the Systems by CHEM, and


















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cause to be inspected by them the plant of any contract manufacturer producing any components used in production of the Systems when reasonably practicable.

     6.2 The decision of E/ICC made after consultation with CHEM and taking into consideration the views of CHEM shall be final as to whether the provisions of Paragraph 6.1 are being properly met. If E/ICC's decision is that a provision of Paragraph 6.1 is not being properly met by CHEM, then E/ICC agrees to work with CHEM, at no charge to CHEM, to help to correct the problem.

     6.3 Systems which do not meet E/ICC's quality standards shall not be sold or distributed by CHEM, unless all defects are corrected to the satisfaction of E/ICC.

     6.4 Despite any approval by E/ICC of Systems provided pursuant to this Article, CHEM shall remain solely responsible for the quality of the System which it produces, and CHEM agrees to exercise all due care and diligence in the manufacture, processing, packaging, sale and distribution of the System.

                        Article 7.  Records and Reports

     7.1 Within thirty (30) days after the end of every six-month calendar period (June 30 and December 31) (the "Period") during the term of this Agreement, CHEM shall furnish to E/ICC a written report ("Report") duly certified by an officer of CHEM setting forth, as of the end of such Period, the total number of Systems and CHEM Systems sold-by or for CHEM during the preceding Period, together with the Sales Price for each such System, and CHEM Systems and the amount of-royalties payable hereunder for such Period.
Within fifteen (15) days after receipt of a Report, E/ICC shall issue an invoice to CHEM for the royalties due and CHEM shall pay the invoice within fifteen (15) days after receipt of an invoice. The first such Report shall be submitted as herein set forth for the Period that covers from the Effective Date of this Agreement up to either June 30, 1995 or December 31, 1995 whichever occurs first. A final report shall be rendered within sixty (60) days after, and as of, the date of sale of the last System or CHEM System manufactured under this Agreement with respect to all such Systems or CHEM Systems sold up to the date of termination, but which was not covered by prior reports. All payments to be made under this Agreement by CHEM to E/ICC shall be made in United States Dollars and shall be made by wire funds transfer.

     7.2 CHEM shall keep and maintain accurate and complete records and books of account containing all information required for the computation and verification of the amounts to be paid under this Agreement and such records shall be made available by CHEM at such times as E/ICC shall reasonably request.



















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     7.3  With respect to any payments to be made to E/ICC pursuant to the terms of this Agreement, CHEM shall have the obligation to deduct any taxes, fees, assessments or other charges of any kind imposed by the government of Republic of China and the People's Republic of China any subdivision thereof, or any other governmental unit within its territory (hereinafter referred to as "Charges"). Such Charges shall be deducted by CHEM from payments due to E/ICC and remitted to the appropriate governmental authority. CHEM shall furnish documentation regarding the payment of any Charges so deducted to E/ICC in sufficient detail to show the amount of the charge, the nature of the charge and proof of payment of the charge. Notwithstanding the foregoing, CHEM shall be responsible for payment of any value-added tax that may be imposed on payments to E/ICC.

     7.4 Where the provisions of this Agreement require the conversion into United States Dollars of an amount initially computed in any other currency, the amount of United States Dollars payable under this Agreement shall be determined on the basis of the Exchange Rate in effect in the Republic of China on the date such payment is made. In the event that payment is made after the due date, the other currency obligation of CHEM shall be increased to account for Exchange Rate fluctuations to the extent necessary, if any, to produce the same United States Dollar payment to E/ICC which would have been made if such payment had been made on the due date. Exchange Rate shall mean the telegraphic transfer price charged by a Class A foreign exchange bank in the Republic of China for purchases of United States Dollars by CHEM with New Taiwan Dollars for payment abroad.

     7.5 Any and all royalties or other sums that may become due and owing from CHEM hereunder shall bear interest from and after the respective due dates thereof at a rate of one percent (1%) per month.

                Article 8.  Markings and Descriptive Literature

     8.1 E/ICC may require CHEM to utilize an E/ICC trade name or trademark on all Systems, System Components and CHEM Systems (herein collectively referred to as "SYSTEMS') sold by CHEM which are or contain any E/ICC components.

     8.2 In selling or promoting the sale of any SYSTEMS, CHEM shall obtain the prior written consent of E/ICC directly to use any trademarks or trade names of E/ICC or any trademarks or trade names similar thereto other than for those trademarks and trade names that are specifically provided for herein.

     8.3 CHEM shall insure that all labels, name tags, markings, cartons, containers, package inserts and other promotional mate-




















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rials relating to the SYSTEMS will comply with all relevant laws and regulations of the countries where SYSTEMS are to be sold and also with E/ICC's requirements.

     8.4 Before any labels, name tags, markings, cartons, containers, package inserts or other packaging material (hereinafter collectively referred to as, "Packaging Materials) are used with SYSTEMS, CHEM shall submit to E/ICC an original copy of the exact Packaging Materials to be used, and no such Packaging Materials may be used until E/ICC has given its prior written approval for its use. In the event that E/ICC shall fail to respond within thirty (30) days of receipt of such submission, approval shall be deemed to have been given.

     8.5 CHEM may not distribute any descriptive literature, advertising or any material concerning the SYSTEMS without first furnishing E/ICC with drafts thereof and requesting and securing E/ICC's written approval for such material. In the event that E/ICC shall fail to respond within thirty (30) days of receipt of such request, consent will be deemed to have been given.

                            Article 9.  Trademarks

     9.1 Subject to the terms and conditions of this Agreement and in further consideration of the fees received hereunder, E/ICC hereby grants to CHEM the non-exclusive right to use E/ICC; unregistered trade names and registered trademarks, when obtained, for example, Desert Cool, DESI/AIR and other E/ICC trademarks ("Licensed Marks") in connection with Systems or CHEM Systems for distribution and sale in the Territory.

     9.2 The Licensed Marks shall be used by CHEM only with respect to Systems and CHEM Systems as shall be approved in advance in writing by E/ICC.

     9.3 CHEM agrees to maintain such quality standards as shall be prescribed by E/ICC in the conduct of the business operations with which the Licensed Marks are used and for the goods on which the Licensed Marks are used. CHEM agrees to manufacture or have manufactured Systems in accordance with such specifications as may be prescribed by E/ICC from time to time.

     9.4 CHEM agrees that it will display the Licensed Marks only in such form or manner as shall be specifically approved in writing in advance by E/ICC. CHEM also shall cause to appear on all materials on or in connection with which the Licensed Marks are used, such legends, markings and notices as E/ICC may request in order to give appropriate notice of any trademark rights therein.





















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     9.5  Upon reasonable notice and during normal business hours, E/ICC shall have the right to inspect CHEM's business operations conducted under the Licensed Marks in order to assure E/ICC that the provisions of this Agreement are being observed. Such inspection shall include quality control data related to the Systems and including samples for testing by E/ICC when so requested. E/ICC will attempt not to disturb normal business operations during such inspections.

     9.6 CHEM acknowledges E/ICC's ownership of the Licensed Marks and CHEM agrees that all use by CHEM of the Licensed Marks shall be in accordance with the directions of E/ICC for their use and that all use of the Licensed Marks by CHEM shall inure to E/ICC's benefit.

     9.7 As of the Effective Date, E/ICC is not aware of any third party trademark rights that would be infringed by CHEM's use of the Licensed Marks as contemplated hereunder.

                         Article 10.  Confidentiality

     10.1 Except as specified in this Paragraph and except to the extent that such E/ICC System Technical Information and Know-How ("INFORMATION") is or becomes public knowledge otherwise than by any act or omission of CHEM, all INFORMATION disclosed under this Agreement, and all samples and materials embodying such INFORMATION shall be treated by CHEM as confidential and shall not be disclosed or made available to any third party. CHEM shall have the right to disclose such INFORMATION and samples and materials embodying such INFORMATION to a potential purchaser of Systems but only to the extent necessary for the use of such Systems by such purchaser; provided, however, that prior to any such disclosures, and as a condition thereto, such purchaser shall have entered into with CHEM a confidentiality agreement to hold such INFORMATION and samples and materials in confidence; not to disclose such INFORMATION or make available such samples and materials to any other third party; not to analyze such samples or materials; and not to use same except in connection with the commercial use of System purchased from CHEM; such obligations will continue for a period of fifteen (15) years after the date the INFORMATION is disclosed or samples and materials are made available, except to the extent such INFORMATION is or becomes public knowledge otherwise than by any act or omission of such purchaser. CHEM shall have the right to disclose such INFORMATION and make available samples and materials embodying same to those of its management and technical or production employees who shall have a need to know same for the purposes provided by this Agreement and who shall have entered into a confidentiality agreement with E/ICC in the form shown in Appendix "A" hereof. CHEM shall be liable to E/ICC for any disclosure of INFORMATION and sample materials by such employee or purchaser




















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unless such disclosure was authorized in advance in writing by E/ICC. CHEM shall use the INFORMATION disclosed under Article 2 only in performing under the licenses granted pursuant to Article 3. If a license granted pursuant to Paragraph 3.1(a) is terminated, CHEM agrees to refrain from using for any purpose such of the INFORMATION as is related to the terminated license.

                  Article 11.  Patent, Technical Information
                          And Know-how and Assistance

     11.1 E/ICC shall have the right to review CHEM's Systemrelated improvements and developments and to recommend the filing of one or more patent applications in one or more countries thereon. If CHEM has not filed patent applications thereon and/or does not wish to follow E/ICC's recommendation with respect to any particular country, then E/ICC shall, after consultation with CHEM, have the right to file such patent applications. CHEM agrees to fully cooperate and cause its employees to fully cooperate with E/ICC to effect the filing and prosecution of said patent applications. The parties shall jointly own such patent applications and any resulting patents and they agree to share equally all expenses related thereto.

     11.2 All information of United States origin made available directly or indirectly under this Agreement by E/ICC to CHEM for use outside the United States shall be used by CHEM subject to and in accordance with the regulations of any department or agency of the United States Government. Such information or the direct product thereof shall not be exported or shipped by CHEM to any destination which requires the approval of the United States Government for such exportation or shipment until a request to do so has been submitted to and approved by the United States Government and E/ICC. To the extent such information or the direct product thereof may be offered in a country where such approval for the export of technology would be required, CHEM shall assist E/ICC in providing sufficient information in a timely manner so that requisite approvals may be obtained.

     11.3 In the event that E/ICC determines that a third party is infringing a E/ICC System patent licensed hereunder, E/ICC shall either take appropriate action at its own expense against the third party infringer, or give CHEM authority to take such appropriate action against the third party infringer at CHEM's expense or E/ICC expense as authorized, in either case, the parties agree to assist each other to the extent reasonably necessary.

                            Article 12.  Warranties

     12.1 E/ICC represents that E/ICC's System Technical Information and Know-How disclosed to CHEM will be the same technology




















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
used by or being developed for use by E/ICC in the commercial production of Systems, will be prepared with reasonable care, and will, if properly applied by CHEM enable CHEM to manufacture products substantially equal in quality to Systems produced by E/ICC using such technology. E/ICC also represents that it has no knowledge as of the Effective Date that would indicate that manufacturing of Systems using E/ICC System Technical Information and Know-How would infringe any patent, technical information or know-how owned by a third party. Other than the above representations, E/ICC hereby disclaims any warranty or representation regarding the above matters.

     12.2 If E/ICC's System Technical Information and Know-How which-is disclosed hereunder is not the same technology which, at the time of transfer, was used by or was being developed for use by E/ICC, or is defective, then E/ICC's sole responsibility shall be to replace such Technical Information and Know-How with technology that E/ICC was using or had developed. In no event shall E/ICC be liable for incidental, consequential or special damages incurred by CHEM arising out of or relating to the use of E/ICC's System Technical Information and Know-How.

                               Article 13.  Term

     13.1 This Agreement shall come into effect on the Effective Date and shall continue in effect for a period of five (5) years and shall be renewed automatically from year to year thereafter, subject to the receipt of necessary government approvals; provided, however, that after the expiration of the initial term of the Agreement either E/ICC or-CHEM may terminate this Agreement on December 31 of any year by giving to the other at least six (6) months prior written notice.

                           Article 14.  Termination

     14.1 Notwithstanding the foregoing Article 13, this Agreement may be terminable forthwith upon the sending of notice in writing upon the occurrence of one or more of the following events:

          (a) by either party hereto, if all necessary government approvals for this Agreement as well as all related agreements have not been received in form and substance acceptable to such party within nine (9) months from the Effective Date provided that all necessary documents have been timely provided by the responsible party;

          (b) by the other party hereto, if a party hereto shall commit a breach of any of its obligations under this Agreement which it shall fail to remedy within forty-five (45) days from written notice being given requiring that breach to be remedied;

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          (c)  by the other party hereto, if a party hereto shall be or become incapable for a period of six (6) months of performing any of its said obligations under this Agreement because of any event covered by Article 18 hereof;

          (d) by the other party hereto, if a party hereto or its creditors or any other eligible party shall file for that parties dissolution, liquidation, bankruptcy, reorganization, compulsory composition or if that party is unable to pay any debts as they become due, has explicitly or implicitly suspended payment of any debts as they became due, or if the creditors of that party have taken over its management, or if the relevant financial institutions have suspended that party's clearing house privileges, or if any material or significant part of that party's undertaking, party or assets shall be totally expropriated or confiscated by action of any government.

                   Article 15.  Consequences of Termination

     15.1 Upon termination of this Agreement, all licenses and rights granted pursuant to Article 3 and obligations undertaken hereunder shall forthwith terminate except (i) the obligations of CHEM under Article 7 to report and pay to E/ICC all royalties due to the date of termination shall continue, (ii) the obligations of CHEM to maintain the books and records and E/ICC's rights to examine the books and records of CHEM shall continue as specified in Article 7, (iii) the obligation of confidentiality of CHEM under Article 10 shall survive such termination, and (iv) such termination shall not relieve either party from any obligations accrued to the date of termination or relieve the party in default or breach from liability and damages to the other for default or breach of this Agreement.

     15.2 Upon any termination of this Agreement, CHEM shall take all actions necessary to cancel any and all rights CHEM may have to use the E/ICC System Patents and to provide E/ICC with suitable evidence of such cancellations if E/ICC exercises its option to demand it. Notwithstanding the above, CHEM shall be permitted, for a period of one (1) year after any termination, to dispose of stocks on hand at such date subject to payment to E/ICC of royalties thereon in accordance with Article 4.

                    Article 16.  Non-Waiver/Other Remedies

     16.1 Failure of either party to insist upon the strict and punctual performance of any provision hereof shall not constitute waiver of, or estoppel against asserting the right to require such performance, nor shall a waiver or estoppel in one case constitute a waiver or estoppel with respect to a later breach whether of similar nature or otherwise.

     16.2 Nothing in this Agreement shall prevent a party from enforcing its rights by such remedies as may be available in lieu of or in addition to termination.

                       Article 17.  Unenforceable Terms

     17.1 In any event any term or provision of this Agreement shall for any reason be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not effect the validity of any remaining portion which shall remain in full force and effect as if the invalid portion was never a part of this Agreement when it was executed. Should the severance of any such part of this Agreement materially affect any other rights and obligations of the parties hereunder, the parties hereto will negotiate in good faith to amend this Agreement in a manner satisfactory to the parties. Failing agreement on such amendment, either party may by notice in writing terminate this Agreement forthwith subject to the provisions of this Agreement relating to consequences of termination.

                          Article 18.  Force Majeure

     18.1 The failure or delay of any party hereto to perform any obligation under this Agreement solely by reason of acts of God, acts of government (except as otherwise enumerated herein), riots, wars, strikes, lockouts, accidents in transportation or other causes beyond its control shall not be deemed to be a breach of this Agreement; provided, however, that the party so prevented from complying herewith shall continue to take all actions within its power to comply as fully as possible herewith.

     18.2 Except where the nature of the event shall prevent it from doing so, the party suffering such force majeure shall notify the other party in writing within fourteen (14) days after the occurrence of such force majeure and shall in every instance, to the extent it is capable of doing so, use its best efforts to remove or remedy such cause with all reasonable dispatch.

                       Article 19.  Disclaimer of Agency

     19.1 This Agreement shall not be deemed to constitute either party hereto the agent of the other party hereto.

                          Article 20.  Assignability

     20.1 Neither party shall have the right to transfer or assign its interest or rights in this Agreement or delegate its obligations under this Agreement without the prior written consent of the other party.

     20.2 The provisions of Paragraph 20.1 notwithstanding, either party may freely assign its interest, rights and obligations in this Agreement to an entity that acquires substantially all of the business assets of the assigning party to which this Agreement applies.


                             Article 21.  Notices

     21.1 Any notice required or permitted hereunder shall be sufficiently given if delivered personally or if sent by air mail, registered, postage prepaid, or by cable, telex or telefax if confirmed on the same day in writing by registered air mail, to such address as the party may have designated in writing for receipt of notices and other documents. Any notice shall be deemed to have been given, if sent by registered air mail, as of the tenth
(10) day following the date of deposit thereof in the U.S. Mails or the Republic of China post, postage prepaid, or if absent by telex, cable or telefax seventy-two (72) hours after dispatched (except that a notice of a change of address shall not be deemed to have been given until received by the addressee).

          Engelhard/ICC
          441 North 5th Street
          Philadelphia, PA 19123
          Attn: Chief Financial Officer
          Fax No. 1-215-592-8299

          Chung-Hsin Electric & Machinery Manufacturing Corp.
          25, Wen-T Rd., Lo Shan Tsun,
          Kwei Shan Shiang,
          Taoyuan Hsien, Taiwan, ROC
          Attn:     Division General Manager
                    Air-Conditioning Products Division
          Fax No. 886-3-318-4157

                             Article 22. Language

     22.1 This Agreement is written in the English language and executed in two (2) counterparts, each of which shall be deemed an original. The English language text of the Agreement shall prevail over any translation thereof.

                          Article 23.  Governing Law

     23.1 The construction, validity and performance of this Agreement shall be governed in all respects by the laws of Singapore (excluding any such laws that may direct the application of the laws of another jurisdiction). The parties hereby submit to the exclusive jurisdiction of the Singapore Courts for all purposes in relation to this Agreement and waive any objections to such jurisdiction on the grounds of venue or forum non conveniens or similar grounds.

                          Article 24.  Effective Date

     24.1 This Agreement shall come into effect on the date that is first above-written.

     24.2 Notwithstanding Paragraph 24.1 hereof, Articles 2 through 9 of this Agreement shall remain wholly executory until all necessary government approvals and validations for this Agreement as well as all related agreements are obtained in form and substance acceptable to both parties hereto.

                         Article 25.  Entire Agreement

     25.1 This Agreement supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the licensing of Systems, CHEM Systems, E/ICC's Systems Patents and E/ICC Technical Information and Know-How, and together with the exhibits hereto and the agreements and documents contemplated hereby contains the entire understanding of the parties as to the terms and conditions of their relationship.

     25.2 Terms included herein may not be contradicted by evidence of any prior oral or written agreement or of a contemporaneous oral or written agreement.

     25.3 No changes, alterations or modifications hereto shall be effective unless in writing and signed by authorized representatives of all parties hereto and if required, upon approval by the competent authorities of Republic of China, and the United States of America.

     25.4 Heading of Articles in this Agreement are for convenience only and do not substantially affect the terms of this Agreement.

     IN WITNESS WHEREOF, the authorized representatives of the parties hereto have set their hands or their names and seals, the day and year first above written.

ENGELHARD/ICC


By: /s/ ROBERT J. SCHAFFHAUSER
   --------------------------
Name:      Robert J. Schaffhauser
Title: Co-Chairman


CHUNG-HSIN ELECTRIC AND MACHINERY
  MANUFACTURING CORPORATION


By: /s/ PAO-SHAN KU
   ------------------------
Name:     Pao-Shan Ku
Title: President